UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2015

AEROVIRONMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33261	95-2705790
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

181 W. Huntington Drive, Suite 202
Monrovia, CA	91016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 357-9983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2015, AeroVironment, Inc. (the “Company”) announced that its board of directors has appointed Raymond D. Cook as its Senior Vice President and Chief Financial Officer effective immediately.  Mr. Cook replaces Teresa Covington, who has served as our interim Chief Financial Officer since February 2015.  Ms. Covington will remain with the Company as Vice President, Finance.

Prior to joining the Company, Mr. Cook, 55, served as Senior Vice President and Chief Financial Officer of Silicon Image, Inc. from July 2014 to March 2015.  Prior to joining Silicon Image, Inc., Mr. Cook served as Chief Financial Officer of STEC, Inc., a computer data storage company, from November 2008 to September 2013.  Mr. Cook previously served in various capacities, including as Interim Chief Financial Officer as well as Vice President of Finance and Corporate Controller, with Mindspeed Technologies, Inc., a semiconductor company, from July 2003 through November 2008.  Mr. Cook holds a B.S. in Accounting and an M.B.A. in Finance from Loyola Marymount University.

The Company has entered into a written offer letter with Mr. Cook (the “Offer Letter”), outlining the terms of his employment as the Company’s Senior Vice President and Chief Financial Officer. Pursuant to the terms of the Offer Letter, Mr. Cook will receive an annual base salary of $325,000 and will receive a $50,000 signing bonus within ten days of his start date, which signing bonus will be repayable if he voluntarily terminates his employment with the Company within one year after his start date. Mr. Cook will participate in the Company’s Fiscal-Year 2016 Management Bonus Plan, under which he will be eligible to earn a performance-based cash bonus of up to $190,000 for fiscal year 2016.  The amount of the bonus paid will be determined based on meeting fiscal year 2016 annual operating plan targets and company-wide business priorities.  Mr. Cook is also eligible to participate in the Company’s FY 2015 and FY 2016 Long Term Bonus Plans, which will complete on April 30, 2017 and April 30, 2018, respectively.  Mr. Cook’s target bonus amount under each of the long term bonus plans is $190,000, which will be prorated based on Mr. Cook’s tenure with the Company.  Mr. Cook will also participate in other benefit programs generally available to the Company’s executive officers.

The Company and Mr. Cook also entered into a Severance Agreement effective July 7, 2015.  Pursuant to the Severance Agreement, if Mr. Cook has a separation from service from the Company as a result of his discharge without Cause (as defined in the Severance Agreement) within twelve months after July 7, 2015, Mr. Cook shall receive, in lieu of any benefits to which he may otherwise be entitled under any severance plan or program of the Company, the following:  (i) his fully earned but unpaid base salary through the separation date plus all other benefits, if any, under any group compensation or benefit plan to which he may be entitled at the time of his separation (the “Accrued Obligations”); and (ii) severance pay equal to twelve months’ base salary as in effect immediately prior to his separation.  If Mr. Cook’s employment is terminated by the Company for Cause (as defined in the Severance Agreement) or by Mr. Cook for any reason or as a result of Mr. Cook’s death or disability, Mr. Cook or his beneficiaries shall receive the Accrued Obligations.  As a condition to receiving any post-termination benefits, Mr. Cook will be required to sign a general release of all claims in a form reasonably acceptable to the Company.

In connection with his appointment, Mr. Cook was granted an option to purchase 30,000 shares of the Company’s common stock and a restricted stock award covering 15,000 shares of the Company’s common stock, each pursuant to the terms of the Company’s Amended and Restated 2006 Equity Incentive Plan.  Subject to Mr. Cook’s continued service to the Company, 20% of the shares of common stock underlying the option will vest annually beginning on the first anniversary of the grant date and 20% of the shares underlying the restricted stock award will vest annually beginning on July 11, 2016.

There are no arrangements or understandings between Mr. Cook and any other persons pursuant to which he was selected as Senior Vice President and Chief Financial Officer of the Company. There are also no family relationships between Mr. Cook and any director or executive officer of the Company and, other than the Offer Letter and Severance Agreement described above, he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing descriptions of Mr. Cook’s Offer Letter and Severance Agreement are qualified in their entirety by reference to the text of such documents which are filed as Exhibit 10.1 and 10.2, respectively, hereto and are incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

On July 7, 2015, the Company issued a press release announcing Mr. Cook’s appointment as the Company’s Senior Vice President and Chief Financial Officer.  A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit
Number	Description
10.1	Offer Letter, dated June 15, 2015 from AeroVironment, Inc. to Raymond D. Cook.
10.2	Severance Agreement by and between AeroVironment, Inc. and Raymond D. Cook, effective as of July 7, 2015.
99.1	Press release issued by AeroVironment, Inc., dated July 7, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROVIRONMENT, INC.

Date: July 7, 2015	By:	/s/ Douglas E. Scott
Douglas E. Scott
Senior Vice President, General Counsel and Corporate Secretary